August 20, 2012

Via email: dan@sunlogicspower.com

Dan Giesbrecht
415 Wardlaw Avenue
Kelowna, BC, Canada V1Y 5B5

RE: Offer of Employment

Dear Dan,

On behalf of Daystar Technologies Inc. (the “Company”), the Board and I would like to extend the following offer for employment at the Company and am pleased to outline below your terms of employment:

1.	Title and Reporting Relationship. You will be employed as the Vice President of Business Development and Marketing and will report to the CEO.

2.	Start Date. Your start date shall be considered Wednesday, August 1st for the purposes of compensation.

3.	Duties and Responsibilities. Your initial duties will be those set forth on Exhibit A hereto. It is expressly agreed that your duties may be amended from time to time at the request of the Company.

4.

Base Salary. You will receive a salary equivalent to CDN$180,000.00 on an annual basis, paid semi-monthly with customary payroll deductions. The pay for this position will be on commission basis at a rate of 2% of earned revenue sales created and a true up versus base pay will occur until all base pay has been earned with the commissions earned. This position will be an exempt position and not subject to overtime or hourly pay requirements. Payment of salary will be in shares until such time as the company closes a major financing or no less than one million dollars, subject to share availability under the company’s employee stock option and compensation program as authorized by the Company’s shareholders and the company will make reasonable commercial efforts to provide for the registration of these shares.

5.

Signing Bonus. Signing bonus shall be 142,857 of restricted shares of the Company’s stock with a value, using the hire date’s closing price of US$1.40 per share, of US$200,000. The restricted shares shall be 142,857 shares with a cost basis of $0.01 and paid upon commencement of employment with vesting over 12 equal installments.

6.	Annual Bonus. Eligible for participation in the Executive Bonus Plan.

7.	Equity Stock Grants. You will be granted an equity interest in the Company as set forth in the final Grant Agreement.

8.

Employee Benefits. You will be eligible to receive the benefits offered to other senior employees of the Company. All benefits are subject to modification by the Company at its sole discretion. Your benefits shall include standard Canadian based employee health insurance, company approved holidays, a 4 week vacation accrual. Certain benefits may require elective participation and/or mandatory contributions.

DayStar Technologies, Inc.
Dan Giesbrecht Offer of Employment
August 20, 2012

9.	Professional Affiliations. The Company will pay for your professional affiliations.

10.	Foreign Taxes. This is non-applicable to you unless you are transferred to another location.

11.

Legal Status. You are an at-will employee of the Company, and your employment may be terminated at any time, for any reason, or without any reason, by you or by the Company subject to the terms of your final agreement. Reasonable severance will be provided.

12.

Choice of Law. This agreement will be governed by the laws of the State of California, without regard to its conflict of law principles. Since you will be based in Kelowna, British Columbia this agreement will also be subject to the laws and jurisdiction of the Province of British Columbia.

I look forward to your joining the Daystar Technologies team and to a successful and mutually rewarding relationship.

Sincerely,

/s/ Dale E. Hoover
Dale E. Hoover
Vice President, CFO and Secretary
As Authorized By and On Behalf of the Board of Directors of DayStar Technologies, Inc.

Accepted and agreed:

Dan Giesbrecht

Signed: ____________________________

Dated: _____________________________